Exhibit 99.1

             American Technical Ceramics Corp. Announces
                   Third Quarter Financial Results

     Reports Highest Level of Quarterly Bookings since the Quarter
                          Ended June 30, 2000

    HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--May 3, 2007--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the third fiscal quarter and the nine months ended March 31, 2007.

    Net sales for the quarter ended March 31, 2007 increased 5.2% to $23,872,000 from $22,690,000 in the comparable quarter in fiscal year 2006. Net sales for the nine months ended March 31, 2007 increased 12.8% to $67,563,000 from $59,870,000 in the comparable period in fiscal year 2006. Management stated that the increases in net sales for the three and nine month periods as compared to the comparable periods in fiscal year 2006 were a result of higher sales volumes in all of the markets the Company services, including strong shipments to customers in the wireless infrastructure, military and fiber optic markets which are showing strong demand for the Company's products in RF/Microwave applications.

    Net income for the quarter ended March 31, 2007 amounted to $1,865,000, representing diluted earnings per common share of $0.20, compared with net income of $2,089,000, representing diluted earnings per common share of $0.23 for the comparable quarter in fiscal year 2006. Management stated that the decrease in net income and diluted earnings per common share for the three months ended March 31, 2007 as compared to the comparable quarter in fiscal year 2006 was a result of lower gross profit primarily due to higher than normal scrapping of finished goods and work-in-process inventories. The Company periodically scraps inventory based upon the mix of inventory relative to near-term trends in bookings. In the most recent quarter, the Company scrapped an additional $878,000 of inventory that likely would have been scrapped over the next several quarters. This had a negative impact on gross margins for the quarter. For the nine months ended March 31, 2007, gross margins were approximately 37% which is in keeping with management's expectations for the foreseeable future.

    Net income for the nine months ended March 31, 2007 increased 86.3% to $6,197,000, representing diluted earnings per common share of $0.68, from net income of $3,327,000, representing diluted earnings per common share of $0.38, for the comparable period in fiscal year 2006. Management stated that the increase in net income for the nine months ended March 31, 2007 as compared to the comparable period in fiscal year 2006 was primarily due to the increase in net sales and the benefit of operating leverage inherent in the Company's business model due to its relatively high level of fixed costs.

    Bookings for the three months ended March 31, 2007 were approximately $25,938,000, a substantial increase over the levels achieved in both the comparable quarter of fiscal year 2006 and the second quarter of the current fiscal year. Management stated that these increases are primarily due to the continued strong demand from new and existing customers in the wireless infrastructure, medical and fiber optic markets.

    Victor Insetta, President and Chief Executive Officer of the Company, stated, "This past quarter we achieved the highest level of quarterly bookings since the quarter ended June 30, 2000 and the second highest level of quarterly bookings in the history of our company. We are seeing strong demand for our products across all of our markets. The robust bookings led to another strong quarter for both sales and profit. Third quarter profit was offset to a degree by a realignment of our inventories, but we do not expect this realignment to impact future customer deliveries or gross margins going forward. In fact, we anticipate that our higher level of bookings will continue to drive operating leverage and greater profitability. We have ample capacity to meet the expanding demand in the market for our products and we are optimistic about our prospects for the fourth quarter and into fiscal 2008."

    American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.

    The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:



                         Friday, May 4, 2007
                       11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
       (866) 713-8565 (USA) and (617) 597-5324 (International)
                          Passcode 16772413


    A replay of the call will be available for approximately two weeks beginning shortly after the call ends. The numbers to call to hear the replay are (888) 286-8010 (USA) and (617) 801-6888 (International).
The access code is 76168694.

    A live webcast of the call will begin at 11:00 A.M., Eastern Time, on Friday, May 4, 2007. To access the webcast, go to the Company's website, www.atceramics.com and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

    This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
----------------------------------------------------------------------
                (in thousands, except per share data)

              Condensed Consolidated Balance Sheet Data
----------------------------------------------------------------------
                                         March 31, 2007 June 30, 2006
                                          (unaudited)
                                         -------------- --------------
                                                          (audited)

Cash and Investments                       $     8,360    $     8,324
Accounts Receivable                             11,982         12,719
Inventories                                     40,013         33,255
Current Assets                                  67,188         58,805
Total Assets                                    97,787         90,543
Current Liabilities                             11,182         12,156
Total Liabilities                               20,250         22,476
Total Stockholders' Equity                      77,537         68,067


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                              Three Months Ended
                                                  (unaudited)
                                         -----------------------------
                                         March 31, 2007 March 31, 2006
                                         -------------- --------------
Net Sales                                  $    23,872    $    22,690
Gross Profit                                     7,960          8,570
Operating Income                                 2,772          3,537
Net Income                                       1,865          2,089
Earnings Per Common Share:
    Basic                                  $      0.21    $      0.24
    Diluted                                $      0.20    $      0.23
Weighted Average Common Shares
 Outstanding:
    Basic                                        8,968          8,583
    Diluted                                      9,190          8,918


         Condensed Consolidated Statement of Operations Data
----------------------------------------------------------------------
                                               Nine Months Ended
                                                  (unaudited)
                                         -----------------------------
                                         March 31, 2007 March 31, 2006
                                         -------------- --------------
Net Sales                                  $    67,563    $    59,870
Gross Profit                                    24,940         20,410
Operating Income                                 9,504          5,644
Net Income                                       6,197          3,327
Earnings Per Common Share:
    Basic                                  $      0.70    $      0.39
    Diluted                                $      0.68    $      0.38
Weighted Average Common Shares
 Outstanding:
    Basic                                        8,808          8,545
    Diluted                                      9,066          8,861

    CONTACT: American Technical Ceramics Corp.
             Kathleen M. Kelly, 631-622-4710
             Vice President
             invest@atceramics.com
             or
             The Global Consulting Group
             Allan Jordan, 646-284-9400
             Senior Vice President
             ajordan@hfgcg.com